Exhibit 99.1

Contact:	Amy Agallar
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter and Year Ended December 31, 2018

MILWAUKEE—February 15, 2019 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share of 78 cents in the fourth quarter of 2018 compared to 31 cents in last year’s fourth quarter.  Revenue was $324.6 million in this year’s fourth quarter compared to $328.9 million in the comparable period last year.  Operating income was $45.3 million in the fourth quarter of 2018 and $47.4 million in last year’s fourth quarter. Foreign currency translation decreased revenue and operating income by approximately 2% and earnings per share by approximately 6% in the fourth quarter.

For the year ended December 31, 2018, earnings per share were $3.70 compared to $2.03 for the year ended December 31, 2017. Revenue was approximately $1.4 billion in both 2018 and 2017. Operating income was $203.4 million and $167.8 million for the years ended December 31, 2018 and 2017, respectively. Foreign currency translation increased full year 2018 revenue by approximately 1%, but did not have a significant impact on operating income or earnings per share.

The reported results include the impact of the Tax Cuts and Jobs Act (“2017 Tax Legislation”) and restructuring and other costs, which are described in more detail under “Reconciliation of Non-GAAP Amounts” below.  The impact of the 2017 Tax Legislation decreased net earnings by $0.4 million, or 1 cent per share, in the current quarter and increased net earnings by $6.6 million, or 16 cents per share for the full year of 2018.  In 2017, the impact of the 2017 Tax Legislation decreased net earnings by $18.4 million, or 42 cents per share, in both the fourth quarter and for the full year 2017.

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Sensient Technologies Corporation	Page 2
Earnings Release – Quarter Ended December 31, 2018
February 15, 2019

In 2017, restructuring and other costs reduced operating income by $2.9 million ($4.7 million after-tax or 11 cents per share), in the fourth quarter and $48.1 million ($42.5 million after-tax or 96 cents per share), for the full year of 2017. The Company completed its restructuring activities in 2017 and did not incur any restructuring or other costs in 2018.

The adjusted results, discussed below, eliminate the impact of restructuring and other costs, and the 2017 Tax Legislation, and enhance the overall understanding of the Company’s performance when viewed together with our GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.  Sensient’s adjusted earnings per share were 79 cents in this year’s fourth quarter, compared to 84 cents in the comparable period last year.  Fourth quarter adjusted operating income was $45.3 million, compared to $50.3 million reported in the fourth quarter of 2017. Foreign currency translation decreased adjusted operating income and adjusted earnings per share by approximately 2% in the fourth quarter of 2018.

For the year ended December 31, 2018, adjusted earnings per share were $3.55, an increase of approximately 4%, from last year’s result of $3.42. Adjusted operating income was $203.4 million for the full year of 2018 compared to $215.9 million in the comparable period last year. Foreign currency translation increased full year 2018 adjusted operating income and adjusted earnings by approximately 1%.

Cash provided by operating activities was $83.5 million for the full year of 2018 compared to $36.3 million in the prior year.  The 2018 cash flows provided by investing activities includes $91.1 million of cash receipts on sold receivables compared to $141.5 million in the comparable period last year that were previously reported as cash provided by operating activities.  Total debt decreased $56.5 million in the fourth quarter of 2018.

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Sensient Technologies Corporation	Page 3
Earnings Release – Quarter Ended December 31, 2018
February 15, 2019

BUSINESS REVIEW

	Reported
Revenue	Quarter	Year-to-Date
Color	0.7%	5.2%
Flavors & Fragrances	(1.7%)	0.0%
Asia Pacific	(2.5%)	0.0%
Total Revenue	(1.3%)	1.8%

	Local Currency (1)
Revenue	Quarter	Year-to-Date
Color	4.0%	4.8%
Flavors & Fragrances	(0.5%)	(1.1%)
Asia Pacific	0.2%	0.1%
Total Revenue	0.8%	1.1%

(1) Local currency percentage changes are described in more detail in the "Reconciliation of Non-GAAP Amounts" below.

The Color Group reported revenue of $127.1 million in the quarter compared to $126.2 million in last year’s fourth quarter, an increase of approximately 1%. Segment operating income was $22.9 million in the quarter compared to $25.5 million in last year’s fourth quarter.  Foreign currency decreased both revenue and operating income by approximately 3% in the period.  The Group’s lower profit was primarily driven by higher input costs and product mix. In the fourth quarter, the Company continued to experience customer inventory destocking within the Cosmetic business.

For the full year, the Color Group reported revenue of $553.5 million, an increase of approximately 5% from $526.4 million reported in the comparable period last year. Segment operating income increased approximately 1% to $114.9 million compared to $113.4 million reported in 2017. Foreign currency translation increased operating income by approximately 1% in 2018 and had a minimal impact on revenue during the year.

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Sensient Technologies Corporation	Page 4
Earnings Release – Quarter Ended December 31, 2018
February 15, 2019

The Flavors & Fragrances Group reported fourth quarter revenue of $175.5 million compared to $178.5 million reported in the comparable period last year.  Segment operating income was $22.3 million in the fourth quarter compared to $24.1 million reported in the fourth quarter of 2017. The Group’s post-restructuring sales have stabilized and pricing and cost pressures in the natural ingredients business have subsided. The Group’s lower profit was primarily a result of overall soft market demand in the quarter in certain product categories. The Fragrances, BioNutrients, and European Sweet & Beverage businesses delivered solid revenue growth in the quarter.  Foreign currency translation decreased revenue and operating income by approximately 1% in the quarter.

For the full year of 2018 and 2017, the Flavors & Fragrances Group reported revenue of $746.9 million in both years. Segment operating income was $96.4 million in 2018 and $114.3 million in 2017. Foreign currency translation increased revenue by approximately 1% in 2018 and had a minimal impact on operating income.

The Asia Pacific Group reported revenue of $31.1 million in the fourth quarter compared to $31.9 million reported in the comparable period last year. Segment operating income was $5.6 million and $6.0 million in the fourth quarters of 2018 and 2017, respectively. Foreign currency translation decreased segment revenue and operating income by approximately 3% and 1%, respectively. For the full year of both 2018 and 2017, revenue was $123.2 million. Segment operating income was $20.9 million and $20.8 million in 2018 and 2017, respectively. Foreign currency translation increased operating income by approximately 1% in 2018 with a minimal impact on revenue.

Corporate & Other reported operating costs of $5.5 million in the current quarter and $8.2 million in the fourth quarter of 2017. For the full year, the Corporate & Other segment, had operating costs of $28.8 million compared to $80.7 million in 2017. The lower costs this year are primarily a result of the absence of restructuring and other costs, and lower performance based executive compensation.

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Sensient Technologies Corporation	Page 5
Earnings Release – Quarter Ended December 31, 2018
February 15, 2019

“We remain confident in our long-term strategy and we are working on a number of exciting projects. I am optimistic for 2019 and beyond,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation.

2019 OUTLOOK

Metric	2019 Local Currency Guidance

Consolidated Revenue	Low to mid-single digit growth

Color Group	Mid-single digit growth
Flavors & Fragrances Group	Low to mid-single digit growth
Asia Pacific Group	Mid-single digit growth

Consolidated Operating Income	Low single digit growth

Color Group	Mid-single digit growth
Flavors & Fragrances Group	Mid-single digit growth
Asia Pacific Group	Mid-single digit growth

Consolidated Adjusted EBITDA(2)	Mid-single digit growth

For 2019, the Company expects low to mid-single digit local currency consolidated revenue growth.  Expectations for local currency revenue growth within the Flavors & Fragrances segment are consistent with this consolidated expectation.  Expectations for local currency revenue growth in the Color and Asia Pacific segments are slightly above the consolidated expectation. Within the Color segment, revenue growth will be driven by new project wins and conversions of existing food and beverage products to natural color solutions.

Local currency operating income growth within the Flavors & Fragrances, Color, and Asia Pacific segments are expected to grow at a mid-single digit rate in 2019. These expectations apply to full year results for 2019. Results by quarter will vary and the expectation is results will strengthen after the first quarter. As an example, both the Flavors & Fragrances and Color segment results are expected to improve over the course of the year as pricing is implemented to offset input cost inflation, and as mix improves. In summary, we expect each of our three operating business segments, excluding corporate expense, to deliver mid-single digit operating income growth.

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Sensient Technologies Corporation	Page 6
Earnings Release – Quarter Ended December 31, 2018
February 15, 2019

Expectations for consolidated operating income and EPS in 2019 are tempered by several headwinds the Company faces relative to 2018 adjusted EPS.  These headwinds are non-cash share based compensation and income taxes.  The Company’s compensation program features strong ties to performance, particularly in the executive team’s stock based compensation, which is 100% performance based.  As a result of this pay philosophy, the Company recorded an unusually low level of non-cash stock based compensation expense in 2018 to reflect lower than expected payouts on equity grants to the executive team.  Also in 2018, the Company’s adjusted tax rate was reduced by a number of proactive planning opportunities which may not recur in 2019.

Estimated Items Impacting Comparability Between 2018 Adjusted Diluted EPS and 2019 Guidance	Amount

Opportunistic tax planning opportunities in 2018 that may not recur in 2019	$0.24

Lower than normal non-cash stock based compensation recorded in 2018 compared to 2019 estimate	0.14

Total	$0.38

    As a result of the headwinds above, the Company expects local currency 2019 earnings per share to be down 8% to 11% in comparision to 2018 reported earnings per share of $3.70 and down 4% to 7% in comparison to 2018 adjusted EPS of $3.55. In addition, we expect earnings per share reported on a U.S. dollar basis to be impacted by currency headwinds of approximately five cents, or 1% to 2%, based on current exchange rates. Since consolidated local currency Adjusted EBITDA(2) will not be impacted by these headwinds, the Company expects this metric to grow at a rate in excess of consolidated operating income and earnings per share. The Company expects consolidated Adjusted EBITDA to grow at a mid-single digit rate in 2019 on a local currency basis.

(2)	Adjusted EBITDA represents operating income before depreciation and amortization and non-cash stock based compensation expense. See the “Reconciliation of Non–GAAP Amounts” below for more information.

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Sensient Technologies Corporation	Page 7
Earnings Release – Quarter Ended December 31, 2018
February 15, 2019

CONFERENCE CALL

The Company will host a conference call to discuss its 2018 fourth quarter and full year financial results at 9:00 a.m. CST on Friday, February 15, 2019.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 8442319.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 2:00 p.m. CST on February 15, 2019, through 11:00 p.m. CST on February 22, 2019, by calling (404) 537-3406 and referring to conference identification number 8442319.  An audio replay and written transcript of the call will be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws including under “2019 Outlook” above. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; currency exchange rate fluctuations; estimates related to the Tax Cuts and Jobs Act and its effects on our results; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K and subsequent reports that we file with the SEC.

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Sensient Technologies Corporation	Page 8
Earnings Release – Quarter Ended December 31, 2018
February 15, 2019

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.
www.sensient.com

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Sensient Technologies Corporation	Page 9
(In thousands, except percentages and per share amounts)
(Unaudited)

Consolidated Statements of Earnings	Three Months Ended December 31			Twelve Months Ended December 31
	2018	2017	% Change	2018	2017	% Change

Revenue	$324,563	$328,874	-1.3%	$1,386,815	$1,362,265	1.8%

Cost of products sold	218,548	216,289	1.0%	920,686	886,775	3.8%
Selling and administrative expenses	60,763	65,206	-6.8%	262,751	307,684	-14.6%

Operating income	45,252	47,379	-4.5%	203,378	167,806	21.2%
Interest expense	5,336	4,909		21,853	19,383

Earnings before income taxes	39,916	42,470		181,525	148,423
Income taxes	7,066	29,049		24,165	58,823

Net earnings	$32,850	$13,421	144.8%	$157,360	$89,600	75.6%

Earnings per share of common stock:
Basic	$0.78	$0.31		$3.71	$2.05

Diluted	$0.78	$0.31		$3.70	$2.03

Average common shares outstanding:
Basic	42,224	43,285		42,404	43,780

Diluted	42,287	43,509		42,499	44,031

Reconciliation of Non-GAAP Amounts

The Company's results for the three and twelve months ended December 31, 2018, include tax expense of $0.4 million ($0.01 per share) and a tax benefit of $6.6 million ($0.16 per share), respectively, compared to the $18.4 million ($0.42 per share) provisional amount recorded in 2017 for the impact of the Tax Cuts and Jobs Act (2017 Tax Legislation). The Company did not incur any restructuring or other costs for the three and twelve months ended December 31, 2018. The Company's results for the three and twelve months ended December 31, 2017, include pre-tax restructuring and other costs of $2.9 million ($4.7 million after-tax or $0.11 per share) and $48.1 million ($42.5 million after-tax or $0.96 per share), respectively.  The restructuring costs related to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The other costs in 2017 relate to the completed sale of a facility and certain related business lines within the Flavors & Fragrances segment in Strasbourg, France.

	Three Months Ended December 31			Twelve Months Ended December 31
	2018	2017	% Change	2018	2017	% Change
Operating income (GAAP)	$45,252	$47,379	-4.5%	$203,378	$167,806	21.2%
Restructuring - Cost of products sold	-	(526)		-	2,889
Restructuring - Selling and administrative	-	3,415		-	33,627
Other - Selling and administrative	-	-		-	11,555
Adjusted operating income	$45,252	$50,268	-10.0%	$203,378	$215,877	-5.8%

Net earnings (GAAP)	$32,850	$13,421	144.8%	$157,360	$89,600	75.6%
Restructuring and other, before tax	-	2,889		-	48,071
Tax impact of restructuring and other	-	1,822		-	(5,602)
Impact of the 2017 Tax Legislation	427	18,446		(6,634)	18,446
Adjusted net earnings	$33,277	$36,578	-9.0%	$150,726	$150,515	0.1%

Diluted EPS (GAAP)	$0.78	$0.31	151.6%	$3.70	$2.03	82.3%
Restructuring and other, net of tax	-	0.11		-	0.96
2017 Tax Legislation	0.01	0.42		(0.16)	0.42
Adjusted diluted EPS	$0.79	$0.84	-6.0%	$3.55	$3.42	3.8%

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation	Page 10
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Non-GAAP Amounts - Continued

The following table summarizes the percentage change in the 2018 results compared to the 2017 results for the corresponding periods.

	Three Months Ended December 31			Twelve Months Ended December 31
Revenue	Total	Foreign Exchange Rates	Local Currency	Total	Foreign Exchange Rates	Local Currency
Flavors & Fragrances	(1.7%)	(1.2%)	(0.5%)	0.0%	1.1%	(1.1%)
Color	0.7%	(3.3%)	4.0%	5.2%	0.4%	4.8%
Asia Pacific	(2.5%)	(2.7%)	0.2%	0.0%	(0.1%)	0.1%
Total Revenue	(1.3%)	(2.1%)	0.8%	1.8%	0.7%	1.1%

The following table summarizes the reconciliation between Operating Income (GAAP) and Adjusted EBITDA for the twelve months ended December 31, 2018.

Twelve Months Ended December 31
2018
Operating income (GAAP)	$203,378
Depreciation and amortization	53,244
Share-based compensation	503
Adjusted EBITDA	$257,125

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Results by Segment	Three Months Ended December 31			Twelve Months Ended December 31

Revenue	2018	2017	% Change	2018	2017	% Change

Flavors & Fragrances	$175,531	$178,520	-1.7%	$746,932	$746,943	0.0%
Color	127,067	126,180	0.7%	553,479	526,363	5.2%
Asia Pacific	31,101	31,904	-2.5%	123,164	123,193	0.0%
Corporate & Other	356	-		525	-
Intersegment elimination	(9,492)	(7,730)		(37,285)	(34,234)

Consolidated	$324,563	$328,874	-1.3%	$1,386,815	$1,362,265	1.8%

Operating Income

Flavors & Fragrances	$22,291	$24,065	-7.4%	$96,433	$114,343	-15.7%
Color	22,850	25,468	-10.3%	114,924	113,381	1.4%
Asia Pacific	5,600	6,022	-7.0%	20,856	20,772	0.4%
Corporate & Other	(5,489)	(8,176)		(28,835)	(80,690)

Consolidated	$45,252	$47,379	-4.5%	$203,378	$167,806	21.2%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments.  During the third quarter of 2018, the Company completed the acquisition of Mazza Innovation Limited.  This business provides broad technologies for both the Color and Flavor & Fragrances segments and is included in Corporate & Other. The 2017 restructuring and other costs are reported in Corporate & Other.

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Sensient Technologies Corporation	Page 11
(In thousands, except per share amounts)
(Unaudited)

Consolidated Condensed Balance Sheets December 31	2018	2017

Cash and cash equivalents	$31,901	$29,344
Trade accounts receivable, net	255,350	195,439
Inventories	490,757	463,517
Other current assets	44,857	43,206
Assets held for sale	-	1,969

Total Current Assets	822,865	733,475

Goodwill & intangible assets, net	435,042	416,206
Property, plant, and equipment, net	491,056	498,523
Other assets	75,977	76,136

Total Assets	$1,824,940	$1,724,340

Trade accounts payable	$131,812	$109,780
Short-term debt	20,046	20,130
Other current liabilities	62,842	86,413

Total Current Liabilities	214,700	216,323

Long-term debt	689,553	604,159
Accrued employee and retiree benefits	23,210	19,294
Other liabilities	37,530	32,263
Shareholders' equity	859,947	852,301

Total Liabilities and Shareholders' Equity	$1,824,940	$1,724,340

During the three months ended June 30, 2018, the Company amended its account receivable securitization program and the Company no longer accounts for the sale of trade receivables in accordance with Accounting Standard Codification (ASC) Topic 860, Transfers and Servicing.  As a result of this amendment, the Company's trade account receivables increased by $60 million and the Company's long-term debt increased by $60 million.

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Sensient Technologies Corporation	Page 12
(In thousands, except per share amounts)
(Unaudited)

Consolidated Statements of Cash Flows Twelve Months Ended December 31	2018	2017
Cash flows from operating activities:
Net earnings	$157,360	$89,600
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	53,244	48,518
Stock-based compensation	503	5,855
Net loss on assets	63	2,552
Loss on divestiture of businesses	-	33,160
Deferred income taxes	9,844	17,414
Changes in operating assets and liabilities	(137,494)	(160,792)

Net cash provided by operating activities	83,520	36,307

Cash flows from investing activities:
Acquisition of property, plant and equipment	(50,740)	(56,344)
Cash receipts on sold receivables	91,142	141,465
Proceeds from sale of assets	2,615	10,485
Proceeds from divestiture of businesses	-	12,457
Acquisition of new businesses	(31,100)	-
Other investing activity	2,916	2,319

Net cash provided by investing activities	14,833	110,382

Cash flows from financing activities:
Proceeds from additional borrowings	322,529	231,174
Debt payments	(284,332)	(239,950)
Purchase of treasury stock	(76,734)	(87,217)
Dividends paid	(57,410)	(54,038)
Other financing activity	(2,777)	(3,383)

Net cash used in financing activities	(98,724)	(153,414)

Effect of exchange rate changes on cash and cash equivalents	2,928	10,204

Net increase in cash and cash equivalents	2,557	3,479
Cash and cash equivalents at beginning of period	29,344	25,865
Cash and cash equivalents at end of period	$31,901	$29,344

The Company adopted Accounting Standards Update (ASU) 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payment, in the first quarter of 2018. This ASU requires that certain cash receipts received on securitized accounts receivable, which were previously reported as cash flows from operating activities, are reported as cash flows from investing activities. As a result, the Company has included $91 million and $141 million in net cash provided by investing activities for the twelve months ended December 31, 2018 and 2017, respectively.

Supplemental Information Twelve Months Ended December 31	2018	2017

Dividends paid per share	$1.35	$1.23